Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Receives Notice of Allowance for Patent Covering NGX-1998 Capsaicin Topical Liquid

Provides update on other recent patent issuances

San Mateo, Calif., (April 28, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced that it has received a Notice of Allowance from the U.S. Patent and Trademark Office for its patent entitled, “Methods and Compositions for Administration of TRPV1 Agonists.” The allowed claims include method of use, formulation and system claims. The patent scheduled to issue from this application is expected to expire in 2024, with additional patent term expected in excess of approximately two years due to Patent Term Adjustment.

Anthony DiTonno, President and CEO, commented, “We believe that the Notice of Allowance for our second generation product is very significant and welcome news. The target product profile for NGX-1998 includes similar efficacy, but a greatly reduced treatment time for NGX-1998 when compared to Qutenza®. We believe that NGX-1998 has the potential to be a successful product in neuropathic pain, if approved for marketing, and that the granting of this patent will provide us with long-term protection for this product candidate.”

Similar claims have been issued to NeurogesX in a Eurasian patent. The Company also received a Notice of Allowance in a related Canadian patent application.

Other Recent Patent Issuances

NeurogesX continues to be focused on developing the underlying intellectual property that supports its current and potential future product families, both in the United States and major markets throughout the world. Since 2009, the Company has been granted patents covering capsaicin-related products such as capsaicin prodrugs, capsaicin oils, a skin cleansing gel and a specific type of capsaicin patch. Recent patent issuances include the following:

•	Patents relating to capsaicin prodrugs entitled, “TRPV1 Agonist Compounds and Methods for Making and Using the Same,” have issued in the United Stated and Mexico.

•	Patents relating to capsaicin oils entitled, “Oils of Capsaicinoids and Methods of Making and Using the Same,” have issued in the United States, throughout Europe and Eurasia.

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With respect to the skin cleansing gel, which is a component of the Qutenza treatment kit and is used to remove residual capsaicin from the skin after a Qutenza treatment, patents entitled, “Compositions and Kits for the Removal of Irritating Compounds from Bodily Surfaces,” have issued in Eurasia and Japan.

•	A patent relating to a capsaicin patch including specific penetration enhancers entitled, “Device for Delivery of TRPV1 Agonists,” has issued in South Africa.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza®, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza® for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient dosing is underway in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding the submission of a supplemental new drug application for label expansion of Qutenza, the expected issuance, scope and term of the patent expected to be issued to NeurogesX, the benefits of NGX-1998 over Qutenza, the commercial potential of NGX-1998 and the duration of protection that may result from the expected patent issuance. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the development of NGX-1998 and obtaining marketing approval for NGX-1998, difficulties or delays in the commercialization of Qutenza®, physician or patient reluctance to use Qutenza® or other products developed by NeurogesX despite the Company’s commercialization efforts and strategies, difficulties or delays in the further development of Qutenza® for additional indications, and difficulties in maintaining patents and patent protection for NeurogesX products and product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.